                                                                     EXHIBIT 2.3



                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of May 21, 1998 by and among Staples, Inc., a Delaware corporation (the "BUYER"), Staples Illinois, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), Milbro, Inc., a Delaware corporation (the "COMPANY"), and those stockholders of the Company listed on EXHIBIT A hereto, each of which is a signatory hereto (the "COMPANY STOCKHOLDERS"). The Buyer, the Transitory Subsidiary, the Company and the Company Stockholders are referred to collectively herein as the "PARTIES".

         This Agreement contemplates a tax-free merger of the Transitory Subsidiary into the Company. In such merger, the Company Stockholders will receive capital stock of the Buyer in exchange for their capital stock of the Company.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows.


                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "MERGER") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The "EFFECTIVE TIME" shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law.

         1.2 THE CLOSING. Subject to Sections 7.1(c) and 7.1(d), the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date, as defined in the Agreement and Plan of Merger dated as of April 6, 1998, as amended (the "MERGER AGREEMENT"), by and among the Buyer, Quill Corporation ("QUILL"), Musketeer Acquisition Corp. and certain stockholders of Quill, or at such other place and time as the parties shall mutually agree in writing.

         1.3      ACTIONS AT THE CLOSING. At the Closing:

                           (i)      the Company and the Company Stockholders
shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.1;


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                           (ii)     the Buyer and the Transitory Subsidiary
shall deliver to the Company and the Company Stockholders the various certificates, instruments and documents referred to in Section 5.2;

                           (iii)    the Surviving Corporation shall file with
the Secretary of State of the State of Delaware the Certificate of Merger;

                           (iv)     each Company Stockholder shall deliver to
the Buyer the certificate(s) representing its Company Shares (as defined below);

                           (v)      the Buyer shall deliver certificates for the
Merger Shares (as defined below) to each Company Stockholder in accordance with
Section 1.5; and (vi) the Buyer shall, on behalf of the Company, pay the Loan Amount (as defined below) to the Lender.

         1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                                    (i)     Each share of common stock, without
par value, of the Company (the "COMPANY SHARES") issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the Company's treasury and other than Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Sections 1.6 and 5.1(e)) such number of shares of common stock, $.0006 par value per share, of the Buyer (including the associated 16/81sts of a right issuable pursuant to the Rights Agreement dated as of February 3, 1994 between the Buyer and BankBoston, N.A., as rights agent, collectively, "BUYER COMMON STOCK") as is equal to the Conversion Ratio. The "CONVERSION RATIO" shall be the result (rounded down to six decimal places) obtained by subtracting from $49,000,000 (the "PURCHASE PRICE") the Loan Amount (as defined in subparagraph (iv) below), the Taxes and Utilities Amount (as defined in Section 8.1), the Rent Proration Amount (as defined in Section 8.2) and the Expense Amount (as defined in Section 9.11) (the difference being referred to as the "NET PURCHASE PRICE") and then dividing (1) the sum of (a) 50% of the Net Purchase Price divided by $22 plus
(b) the number determined by dividing (x) 50% of the Net Purchase Price by (y) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the 20 consecutive trading days ending on the trading day that is three trading days prior to the Closing Date, by (2) the number of outstanding Company Shares immediately prior to the Effective Time; PROVIDED that the Conversion Ratio shall be subject to equitable adjustment in the event of any reclassification, recapitalization, stock split, stock dividend, reverse stock split, exchange of shares or other similar events affecting the

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Buyer Common Stock between the date hereof and the Closing. The shares of Buyer
Common Stock into which the Company Shares are converted pursuant to this
Section 1.5 shall be referred to herein as the "MERGER SHARES."

                                    (ii)    Each Company Share held in the
Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

                                    (iii)   Each share of common stock, $.01 par
value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

                                    (iv)    "LOAN AMOUNT" shall mean all amounts
required to be paid by the Company to American National Bank and Trust Company of Chicago ("LENDER") in order to satisfy all of the Company's obligations to Lender as of the Effective Time under that certain loan in the original principal amount of $6,000,000 (the "LOAN"), including without limitation the principal outstanding, and all interest accrued thereon, as of the date of Closing.

                                    (v)     "DISSENTING SHARES" shall mean
Company Shares held as of the date of this Agreement by any stockholder of the Company (other than a Company Stockholder) who has not voted such Company Shares in favor of the adoption of the Agreement and the Merger and with respect to which appraisal shall have been duly demanded in accordance with Section 262 of the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, settle, or offer to settle, any demand for appraisal by a holder of Dissenting Shares.

         1.6 FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each Company Stockholder that would have been entitled to receive a fractional Merger Share shall receive such whole number of Merger Shares as is equal to the number of Merger Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number).

         1.7 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the reference therein to the identity of the sole incorporator shall be deleted.

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         1.8      BY-LAWS. The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time.

         1.9 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares outstanding prior to the Effective Time shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto, except as provided herein or by law.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                   OF THE COMPANY AND THE COMPANY STOCKHOLDERS

         The Company and each of the Company Stockholders jointly and severally represent and warrant to the Buyer and the Transitory Subsidiary that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company and the Company Stockholders to the Buyer on the date hereof (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and franchise tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and franchise tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for any such failure to be so qualified and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the business in which it is engaged. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. When used in this
Article II or elsewhere in this Agreement in connection with the Company, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the value of the Property (as hereinafter defined) or the ability to use the Property for the uses contemplated under the lease to Quill dated as of May 15, 1981, as amended (the "QUILL LEASE"), excluding any changes in general economic conditions in the general economy as a whole, or that adversely affects the ability of the Company to consummate the Merger.

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



         2.2      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, without par value, of which 300 shares are issued and outstanding and no shares are held in the treasury of the Company. Section
2.2 of the Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights that have not been, or will not prior to the Effective Time be, duly waived. Except as set forth in this Agreement, there are no (i) outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, or
(ii) stock appreciation, phantom stock or similar rights with respect to the Company, or (iii) agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

                  (b) Each Company Stockholder has good and marketable title to the Company Shares listed in Section 2.2 of the Disclosure Schedule as being owned by it, and at the Effective Time, all such Company Shares will be free and clear of any lien, pledge, charge, claim, right, interest, mortgage, security interest, contractual restriction or covenant, option or other encumbrance or adverse claim, in each case whether arising by contract or by operation of law (an "ENCUMBRANCE").

         2.3 AUTHORIZATION OF TRANSACTION. The Company and each Company Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing: (a) the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors, or by the unanimous written consent of the directors, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and recommended that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger; (b) the Company provided to each holder of common stock of the Company, prior to the vote by the stockholders of the Company with respect to the Merger and this Agreement, copies of the Buyer Reports (as defined in Section 3.5) and all information required under the Delaware General Corporation Law concerning their appraisal rights; and (c) the holders of the requisite percentage of the

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Company's outstanding common stock have duly approved this Agreement and the
Merger, in accordance with the provisions of the Delaware General Corporation Law, by written consent, and otherwise consented to, this Agreement, the Merger and each of the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and each Company Stockholder and constitutes a valid and binding obligation of the Company and each Company Stockholder, enforceable against the Company and each Company Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

         2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the terms and conditions of any Permitted Encumbrances (as hereinafter defined) and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company or any of the Company Stockholders, nor the consummation by the Company or any of the Company Stockholders of the transactions contemplated hereby, will
(i) conflict with or violate any provision of the charter or By-laws of the Company, (ii) require on the part of the Company or any of the Company Stockholders any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"),
(iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which the Company or any of the Company Stockholders is a party or by which any is bound or to which any or all of their assets or properties are subject, except to the extent any such conflict, breach, default, acceleration, termination, modification or cancellation, or the failure to give or obtain any such notice, consent or waiver, would not have a Company Material Adverse Effect, (iv) result in the imposition of any Encumbrance upon the Company Shares or the Property or any other material assets or properties of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company Stockholders or any of their respective assets or properties, which violation could reasonably be expected to have a Company Material Adverse Effect.

         2.5 SUBSIDIARIES. The Company owns no equity interest in any corporation, partnership, limited liability company or other entity.

         2.6      [intentionally omitted]

         2.7      [intentionally omitted]

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         2.8      LIABILITIES. As of the date hereof, except as set forth in
Section 2.8 of the Disclosure Schedule, the Company has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) except for liabilities under the Quill Lease, liabilities for which Quill is responsible under the Quill lease and liabilities in connection with the Loan. The foregoing is not intended and shall not be construed to expand the representations and warranties set forth in
Section 2.22.

         2.9      TAX MATTERS.

                  (a) The Company has filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid, or will pay, on a timely basis all Taxes (as defined below) imposed on the Company and due on or before the Closing Date, whether or not shown to be due on any such Tax Returns. The Company does not have accruals or reserves for Taxes. Except in connection with the assessment of the Property under a "Property Identification Number" that includes certain other real property owned by one or more affiliates of the Company, the Company has no actual liability for any Tax obligations of any other taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, severance, stamp, occupation, windfall profits, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company was incorporated on April 1, 1998 and, as of the date hereof, the Company has not been required to, and has not, filed any Tax Returns. Except as set forth in Section 2.9(b) of the Disclosure Schedule, the Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to an assessment of or deficiency in Taxes.

                  (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), and none of the assets of the Company is subject to an election under
Section 341(f) of the Code. The Company has not been a United States real property

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



holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

                  (d) Other than the Quill Lease, the Company is not a party to any Tax allocation or sharing agreement or Tax indemnity agreement. The Company has never filed Tax Returns on a combined, consolidated or unitary basis with any other business entity in any jurisdiction or has otherwise been liable, by contract or otherwise, for any Taxes of any other business entity. The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code. Except as set forth in Section 2.9(d) of the Disclosure Schedule, the Company is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any excess "parachute payments" within the meaning of Section 280G of the Code.

                  (e) The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

                  (f) The Company is a not party to any tax litigation nor, to the knowledge of the Company and any Company Stockholder, the subject of any tax audit. The Company Stockholders have no reason to suspect any tax litigation attributable to periods ended before or including the Closing Date. Classifications, definitions, valuation and principles used in the accounts of the Company are in accordance with classifications, definitions, valuations and principles used in the Tax Returns of the Company. To the knowledge of the Company and any Company Stockholder, the Company is not and has never been a party to any transaction or agreement which is in conflict with the tax rules on transfer pricing in any relevant jurisdiction.

                  (g) Since April 1, 1998, the Company has been an S corporation pursuant to an election validly made under Subchapter S of the Code (which election has not been revoked or terminated) and the Company has not been subject to federal income taxes for such periods.

                  (h) The Company is not required, and will not be required, to include any adjustment in taxable income for any Tax period prior to the Closing Date (or portion thereof) as a result of the Merger, a termination of the Company's S corporation status or accounting methods employed prior to such termination.

                  (i) The Company has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         2.10 ASSETS. Other than the Property (as defined in Section 2.11), the Company holds no rights in any assets of any kind.

         2.11 OWNED PROPERTY. The Company owns fee simple title to the following real property and holds good and marketable title to the personal property described

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below (hereinafter collectively called the "PROPERTY") free and clear of all liens and encumbrances other than the Permitted Encumbrances (defined in Section 5.1(e)):

                  (a) All that certain property located in Lincolnshire, Lake County, Illinois, as more particularly described in EXHIBIT B attached hereto, together with all easements, rights and privileges appurtenant thereto (hereinafter called the "LAND");

                  (b) The building situated on the Land, together with all improvements appurtenant thereto, located at 100 South Schelter Road, Lincolnshire, Illinois 60069 (hereinafter called the "BUILDING"; the Building and such appurtenant improvements being hereinafter collectively called the "IMPROVEMENTS", and the Land and the Improvements being hereinafter collectively called the "REAL PROPERTY");

                  (c) All fixtures, equipment, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, and located within the Real Property, other than any such property owned or leased by Quill or any of its employees or agents (hereinafter called the "PERSONALTY"); and

                  (d) All intangible property used in connection with the foregoing, other than intangible property owned or leased by Quill, including, without limitation, all contract rights, unexpired guarantees and warranties, and transferrable licenses and permits held by the Company or to which the Company is a party (hereinafter called the "INTANGIBLE PROPERTY").

         2.12 REAL PROPERTY LEASES; USE. Except for the Quill Lease, a true, correct and complete copy of which has been delivered by the Company to the Buyer, there are no leases or other occupancy agreements encumbering the Property and, subject to the Permitted Encumbrances, no person or party other than Quill has any right to occupancy or possession of any portion of the Property. The Property is used solely for the business operations of Quill, subject to the Permitted Encumbrances. No security deposit is required or is being held under the Quill Lease.

         2.13     [intentionally omitted]

         2.14     [intentionally omitted]

         2.15 CONTRACTS. Except for the Quill Lease and the Permitted Encumbrances, there are no material construction management, leasing, service, equipment, supply, maintenance or other agreements of any kind entered into by the Company.

         2.16     [intentionally omitted]

         2.17     [intentionally omitted]

         2.18     [intentionally omitted]

         2.19 LITIGATION. Except as set forth in Schedule 2.19 of the Disclosure Schedule, there is no action, suit, proceeding or claim before any Governmental Entity or arbitrator pending, or, to the knowledge of the Company and the Company Stockholders, threatened against the Company, any of its officers or directors (in their capacities as such) or the Property that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There is no judgment, injunction, decree or order against the Company that is reasonably likely to have a Company Material Adverse Effect.

         2.20     [intentionally omitted]

         2.21     [intentionally omitted]

         2.22     ENVIRONMENTAL MATTERS.

                  (a) To the knowledge of the Company and the Company Stockholders, the Company has complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Company Stockholders, threatened civil or criminal litigation, written notice of material violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability and Response Act of 1980 ("CERCLA").

                  (b) To the knowledge of the Company and the Company Stockholders, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company, except in compliance with Environmental Laws. With respect to any such releases of Materials of Environmental Concern, the Company or Quill has given all required notices to Governmental Entities (copies of which have been made available to the Buyer). Neither the Company nor any Company Stockholder is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than the Property that could reasonably be expected to have an impact on the Property. For purposes of this

Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits known to the Company or any Company Stockholder relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been made available to the Buyer.

                  (d) Neither the Company nor any Company Stockholder is aware of any material environmental liability of any solid and hazardous waste transporter or treatment, storage or disposal facilities that have been utilized by the Company.

         2.23 LEGAL COMPLIANCE. The Company, the Property and the conduct and operations of the Company's business are currently in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby or (ii) is applicable to the Company, its business or the Property, except for any violation of or default under a law referred to in clause (ii) above which reasonably may be expected not to have a Company Material Adverse Effect.

         2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("PERMITS") issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted by the Company, except for those the absence of which would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company and the Company Stockholders, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

         2.25     [intentionally omitted]

         2.26 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.27     [intentionally omitted]

         2.28     [intentionally omitted]

         2.29     [intentionally omitted]

         2.30     INVESTMENT REPRESENTATIONS.

                  (a) Each Company Stockholder is acquiring the Merger Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Merger Shares in violation of the Securities Act or any rule or regulation under the Securities Act.

                  (b) Each Company Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information about the Buyer as is necessary to evaluate the merits and risks of its investment in the Buyer.

                  (c) Each Company Stockholder has sufficient expertise in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Merger Shares and to make an informed investment decision with respect to such acquisition.

                  (d) Each Company Stockholder understands that the Merger Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and the Merger Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (e) Each Company Stockholder understands that a legend substantially in the following form will be placed on each certificate representing the Merger Shares:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

                  (f) Each Company Stockholder is an "accredited investor" within the meaning of Regulation D under the Securities Act.

         2.31     [intentionally omitted]

         2.32 DISCLOSURE. No representation or warranty by the Company or any Company Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or any Company Stockholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         2.33 GOVERNMENTAL ACTIONS. The Company has received no notice of and, to the knowledge of the Company and the Company Stockholders, there are no threatened, pending or proposed (i) proceedings or governmental actions to modify the zoning classification of, or to condemn, or to purchase in lieu thereof, all or any part of the Property, (ii) reassessment or special assessments or penalties or interest with respect to the Land or any other assessments applicable to the Property, other than periodic reassessments in the ordinary course or as a result of or in connection with any of the transactions contemplated by this Agreement, including, without limitation, the application to have the Property assessed as a separate tax parcel, or (iii) proceedings before any court or administrative agency, the adverse resolution of which would reasonably be expected to have a Company Materially Adverse Effect.

         2.34 IMPROVEMENTS. To the actual knowledge of the Company and the Company Stockholders, the Improvements, including, without limitation, the roof, HVAC and all mechanical systems, loading facilities and electrical systems, are in good working order and repair.

         2.35 OPTIONS. There are no outstanding options or rights of first refusal to purchase the Property or any portion thereof or interest therein.

         2.36 INDEPENDENT PARCEL. Except as set forth in the Permitted Encumbrances, the Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. Except as set forth in the Permitted Encumbrances, no building or other improvement not included in the Real Property relies on any part of the Real Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

         2.37 FIRPTA. Neither the Company nor any of the Company Stockholders is a "foreign person" as defined in Section 1145(f)(3) of the Internal Revenue Code.

         2.38 SOLE BUSINESS. The Company is engaged solely in the business of owning and operating the Property and has no other businesses, properties or assets. The Company has no employees.

         2.39 DOCUMENTS. The Company has provided the Buyer with, or otherwise made available to the Buyer, copies of the following material and information (hereinafter called the "DOCUMENTS"): the existing survey for the Property; the certificate of occupancy for the Property; all permits, licenses, zoning and other approval issues in connection with operation of the Property; all existing environmental site assessments, engineering reports, inspections and appraisals for the

Property; and such other materials in the possession and control of the Company or Quill as would reasonably be reviewed in connection with the acquisition of the Property.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary jointly and severally represents and warrants to the Company and the Company Stockholders that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by Buyer to the Company on the date hereof (the "BUYER DISCLOSURE SCHEDULE"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Buyer Disclosure Schedule shall qualify other paragraphs in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

         3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Transitory Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except for any such failure to be so qualified and in good standing that would not, either individually or in the aggregate, have a Buyer Material Adverse Effect. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Buyer and the Transitory Subsidiary has furnished to the Company true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. Neither the Buyer or the Transitory Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or By-laws.


         3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of (i) 500,000,000 shares of Buyer Common Stock, of which 252,154,564 shares were issued and outstanding and 59,149 shares were held in the treasury of the Buyer as of March 1, 1998 and (ii) 5,000,000 shares of preferred stock, $0.01 par value, none of which are outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and are associated with 16/81sts of a right issuable pursuant to the Rights Agreement referred to in Section 1.5(i). All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as disclosed in Section 3.2 of the Buyer Disclosure Schedule or the Buyer Reports (as defined below), as of

March 1, 1998 there were no (i) outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding on the Buyer providing for the issuance, disposition or acquisition of any of its capital stock, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer, and (iii) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any shares of the capital stock (or rights related thereto) of the Buyer.

         3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing: the Board of Directors of the Buyer and the Transitory Subsidiary, at meetings duly called and held (or by written consent) duly determined (in the case of the Buyer) that the Merger is fair and in the best interests of the Buyer and its stockholders and adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

         3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the Hart-Scott-Rodino Act and applicable foreign antitrust laws (if any), and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will
(i) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (ii) require on the part of the Buyer or the Transitory Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets or properties are subject, except to the extent any such conflict, breach, default, acceleration, termination, modification or cancellation, or the failure to give or obtain any such notice, consent or waiver, would not have a Buyer Material Adverse Effect (as defined below), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their assets or properties. The term "BUYER MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, financial condition or results of operations of the Buyer or the Transitory Subsidiary, excluding any changes in general economic conditions in the general economy as a whole, or that adversely affects the ability of the Buyer to consummate the Merger.

         3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished to the Company and the Company Stockholders complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since February 1, 1997 (such reports are collectively referred to herein as the "BUYER REPORTS"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under
Section 13 of the Exchange Act with the SEC since February 1, 1997. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act and except for normal recurring year-end adjustments (which will not be material)),
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer and its subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer and its subsidiaries.

         3.6 LITIGATION. There is no action, suit, proceeding, or claim before any Government Entity or arbitrator pending, or, to the Buyer's knowledge, threatened against, the Buyer or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect. There is no judgment, injunction, decree or order against the Buyer that is reasonably likely to have a Buyer Material Adverse Effect.

         3.7      [intentionally omitted]

         3.8 ABSENCE OF CERTAIN CHANGES. Since January 31, 1998, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

         3.9 TAXES. Buyer has (i) filed all federal, state, local and foreign tax returns and reports required to be filed by it prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the knowledge of Buyer, is threatening to assert any claim for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. There are no liens for taxes upon the assets of Buyer (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

         3.10 ENVIRONMENTAL MATTERS. The Buyer has complied in all material respects with all applicable Environmental Laws. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect, (i) there is no pending or, to the knowledge of the Buyer, threatened civil or criminal litigation, written notice of material violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Buyer, and (ii) there have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Buyer, except in compliance with Environmental Law.

         3.11     EMPLOYEE BENEFIT PLANS

                  (a) Buyer has listed in Section 3.11 of the Buyer Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of, or relating to, any employee of Buyer or any ERISA Affiliate of Buyer (together, the "BUYER EMPLOYEE PLANS"). For purposes of this Agreement, "ERISA AFFILIATE" means any entity which is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes the Company.

                  (b) With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Buyer, there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

                  (c) With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Buyer, which obligations are reasonably likely to have a Buyer Material Adverse Effect.

         3.12 COMPLIANCE WITH LAWS. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any United States or foreign federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect.

         3.13 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         3.14 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.15 DISCLOSURE. The representations and warranties by the Buyer contained in this Agreement, and any other document, certificate or other instrument delivered by or on behalf of the Buyer pursuant to this Agreement, including the Buyer Reports, taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                                    COVENANTS

         4.1      REASONABLE BEST EFFORTS; NOTICE AND CONSENTS.

                  (a) Each of the Company and the Buyer shall use its best efforts, to the extent commercially reasonable ("REASONABLE BEST EFFORTS") (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) to obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Parties or any of their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("AFFILIATES"), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable federal or state securities laws and any other applicable law. The Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Parties and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each of the Parties shall use its Reasonable Best Efforts to furnish to the other Parties all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

                  (b) The Parties agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective Reasonable Best Efforts to obtain any governmental clearances or approvals required for Closing under the Antitrust Laws (as defined in the Merger Agreement), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment injunction or other order (an "ANTITRUST ORDER") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding the foregoing, no Party shall be required to take any action under Section 4.1(a) or Section 4.1(b) if the U.S. Department of Justice or U.S. Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger unless the Buyer agrees to pay all costs and expenses (including, without limitation attorneys' fees and expenses) necessary to resist and defend against any such order or injunction.

                  (c) Each of the Parties shall give (and shall use their Reasonable Best Efforts to cause their respective Affiliates to give) any notices to third parties, and use (and cause their respective Affiliates to use) their Reasonable Best Efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

                  (d) No Company Stockholder shall take any action to rescind or modify the written consent of stockholders of the Company approving the Merger.

         4.2 OPERATION OF THE PROPERTY. The Company shall not during the term of this Agreement enter into any lease or other occupancy agreement or any contract relating to the Property without the prior written consent of the Buyer, which the Buyer may withhold in its sole and absolute discretion. Except as contemplated by Section 4.2 of the Disclosure Schedule, the Company shall continue to operate the Property during the term of this Agreement in the manner in which it currently is being operated.

         4.3 FULL ACCESS. From and after the date of this Agreement, the Company shall permit the Buyer, its agents and representatives, to enter upon the Property upon reasonable prior notice to the Company, to perform, at the Buyer's sole cost and expense, inspections and tests of the Property, including surveys and building measurement, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, PROVIDED that in exercising the foregoing rights, Buyer shall use reasonable efforts to minimize disruption to Quill's business and operations at the Property. The Buyer shall repair any damage to the Property caused by any such tests or investigations and shall be responsible for any and all liability and costs for personal or property damage attributable thereto.

         4.4 EXCLUSIVITY. Neither the Company nor any of the Company Stockholders shall, and the Company shall use its Reasonable Best Efforts, to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, sale of Company Shares, the Property or any portion of either, or other business combination involving the Company or any division or business unit of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.4.

         4.5 NASDAQ LISTING. The Buyer shall use its Reasonable Best Efforts to cause the Merger Shares to be approved for listing on the Nasdaq National Market prior to or as of the Effective Time and to cause all fees applicable thereto to be paid prior to Closing.

         4.6 REGISTRATION OF MERGER SHARES. The Buyer and the Company Stockholders hereby agree that the Merger Shares shall be entitled to registration rights as Registrable Shares (as such term is defined in the Merger Agreement). In particular, each of the Company Stockholders hereunder shall be entitled to all rights and privileges granted to, and bound by all duties and obligations of, the Rightsholders (as such term as defined in the Merger Agreement), as more particularly set forth in Article VII of the Merger Agreement which Article VII is hereby incorporated by reference.

         4.7 EASEMENTS, COVENANTS, ETC. The Property shall, at or prior to the Closing, become subject to a Declaration of Covenants, Conditions, Easements and Restrictions containing such commercially reasonable terms as shall be agreed upon by the Parties prior to the Closing.

         4.8 FUNDING OF SETTLEMENT AMOUNTS. Buyer agrees that, at the Closing, it shall contribute to or otherwise make available to the Company and/or the Surviving

Corporation, funds sufficient to satisfy the payment obligation to the Arnold Miller Trust Dated May 11, 1983 pursuant to the Settlement Agreement between such stockholder and the Company dated as of May ____, 1998. The Parties agree that such payment is, and shall be, required to be funded by the Buyer, the Company and/or the Surviving Corporation at or following the Closing and shall not in any manner be deemed the obligation or responsibility of any Company Stockholder or the Company prior to the Closing.

         4.9 REPAYMENT OF LOAN. The Buyer, on behalf of the Company, shall pay, or cause to be paid, the Loan Amount to the Lender at the Closing.


                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction or waiver by the Buyer of the following conditions:

                  (a) GOVERNMENTAL APPROVALS. The Company shall have obtained from each Governmental Entity all approvals, issuances, permits, consents and other authorizations necessary for the consummation of the Merger.

                  (b) PENDING PROCEEDINGS AND ORDERS. No action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation or (iii) be reasonably likely to result in a Company Material Adverse Effect following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Company Stockholders set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company and the Company Stockholders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties address matters only as of a particular date (in which case such representations and warranties shall remain true and correct or true and correct in all material respects, as the case may be, as of such earlier date).

                  (d) COVENANTS. The Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

                  (e) TITLE. The Company shall have good and clear record and marketable fee simple title to the Real Property and good and marketable title to the Personalty and Intangible Property, in each case, free and clear of all liens and encumbrances other than (i) taxes for the immediately preceding and then current tax period which are not due and payable as of the date of Closing; (ii) liens for municipal betterments assessed prior to the date of Closing to the extent not due and payable on the date of Closing; (iii) easements for utilities serving the Property; (iv) applicable laws and regulations; (v) the covenants, conditions, easements and restrictions provided under Section 4.7; (vi) matters which do not interfere materially with the use of the Property for the uses contemplated under the Quill Lease; and (vii) encumbrances securing the Company's obligations under the Loan. The matters set forth in (i) through (vii) above are referred to collectively herein as the "PERMITTED ENCUMBRANCES". If the Buyer elects, in its sole discretion, to proceed to Closing notwithstanding the failure of the condition set forth in this Section 5.1(e) to be satisfied, the Conversion Ratio (after being determined as required by Section 1.5(i)) shall be reduced by a fraction thereof, such fraction being the total amount required to remove all mortgages, attachments, mechanic's liens or other monetary liens divided by $49,000,000.

                  (f) CONDITION OF PROPERTY. The Property shall be in the same physical condition as it is on the date of this Agreement, reasonable wear and tear and, subject to Section 7.1(e), damage by casualty excepted, and there shall not have occurred any event that would entitle Quill to terminate the Quill Lease.

                  (g) CERTIFICATE. The Company and the Company Stockholders shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "COMPANY CERTIFICATE") to the effect that each of the conditions specified in clauses (a) through (f) of this Section 5.1 is satisfied in all respects.

                  (h) THIRD PARTY CONSENTS. The Buyer shall have been furnished with evidence satisfactory to it of the consent or approval of those third parties whose consent or approval shall be required in connection with the Merger, including without limitation, to the extent required under the Loan, the consent of Lender.

                  (i) OTHER DOCUMENTS. The Company shall have delivered to the Buyer or to the title insurer the following:

                           (i)      such affidavits relating to corporate and
title matters, such as parties in possession and mechanic's or materialmen's liens for work performed on behalf of the Company prior to Closing, as the title insurer reasonably shall require in order to issue an owner's policy of title insurance free of any exceptions for such matters, with a so-called "non-imputation" endorsement; and

                           (ii)     a certification and affidavit of the Company
and each Company Stockholder as required by the Foreign Investors Real Property Tax Act, as amended.

                  (j) LEGAL OPINION. The Buyer and the Transitory Subsidiary shall have received from Neal, Gerber & Eisenberg, counsel to the Company, an opinion substantially in the form of EXHIBIT A attached to the Disclosure Schedule, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date.

                  (k) MERGER AGREEMENT. The transactions contemplated by the Merger Agreement shall have been consummated prior to or concurrently with the consummation of the Merger hereunder.

                  (l) INSPECTION. Buyer shall have determined, in its sole and absolute judgment, that (a) environmental remediation is not necessary or desirable at the Property, (b) the Merger would not expose Buyer or the Surviving Corporation to material liability in connection with Environmental Laws, and (c) the Property can legally be used for the uses contemplated under the Quill Lease.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE COMPANY STOCKHOLDERS. The obligation of each of the Company and the Company Stockholders to consummate the Merger is subject to the satisfaction or waiver by the Company of the following conditions:

                  (a) GOVERNMENTAL APPROVAL. The Buyer and the Transitory Subsidiary shall have obtained from each Governmental Entity all approvals, issuances, permits, consents and other authorizations necessary for the consummation of the Merger.

                  (b) PENDING PROCEEDINGS AND ORDERS. No action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation, or (iii) be reasonably likely to result in a Buyer Material Adverse Effect after the Effective Time, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer and Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and Transitory Subsidiary set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties address matters only as of a particular date (in which case such representations and warranties shall remain true and correct or true and correct in all material respects, as the case may be, as of such earlier date).

                  (d) COVENANTS. Each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

                  (e) CERTIFICATE. The Buyer and Transitory Subsidiary shall have delivered to the Company a certificate (the "BUYER CERTIFICATE") to the effect that each of the conditions specified in clauses (a) through (d) of this
Section 5.2 is satisfied in all respects.

                  (f) LEGAL OPINION. The Company Stockholders shall have received from Hale and Dorr LLP, counsel to the Buyer and the Transitory Subsidiary, an opinion substantially in the form of EXHIBIT A attached to the Buyer Disclosure Schedule, addressed to the Company Stockholders and dated as of the Closing Date.

                  (g) NASDAQ NATIONAL MARKET. The Merger Shares shall have been authorized for listing on the Nasdaq National Market.

                  (h) MERGER AGREEMENT. The transactions contemplated by the Merger Agreement shall have been consummated prior to or concurrently with the consummation of the Merger hereunder.


                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Company Stockholders (the "INDEMNIFYING PARTIES") shall jointly and severally indemnify the Surviving Corporation and the Buyer (the "INDEMNIFIED PARTIES"), without duplication, in respect of, and hold them harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, and reasonable costs and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "DAMAGES") incurred or suffered by the Surviving Corporation or the Buyer resulting from or relating to any breach by the Company or Company Stockholders of any representation, warranty, covenant or agreement of the Company or Company Stockholders contained in this Agreement (including representations and warranties in the Company Certificate).

         6.2      INDEMNIFICATION CLAIMS.

                  (a) An Indemnified Party seeking to assert rights to indemnification under this Article VI shall give written notification to Jack Miller, Harvey L. Miller and Arnold Miller (the "STOCKHOLDER REPRESENTATIVES") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such action, suit or proceeding, and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such action, suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representatives shall relieve the Indemnifying Parties of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Stockholder Representatives may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Stockholder Representatives acknowledge in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall, subject to the limitations set forth in Section 6.4, be indemnified pursuant to this Article VI. If the Stockholder Representatives do not so assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the "NON-CONTROLLING PARTY") may participate therein at their own expense; provided that if the Stockholder Representatives assume control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Parties and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel to the Indemnified Party shall be considered "DAMAGES" for purposes of this Agreement. The Party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-Controlling Party reasonably advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party such information as it may have with respect to such action, suit or proceeding (including copies of any summons, complaint or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such action, suit or proceeding and provide the Controlling Party and its counsel access to (and the right to make copies of) the Surviving Corporation's books and records pertaining to such matter. The Stockholder Representatives shall not agree to any settlement of, or the entry of any judgment arising from, any such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such action, suit or proceeding without the prior written consent of the Stockholder Representatives, which shall not be unreasonably withheld, conditioned or delayed; provided that if the Stockholder Representatives do not assume the defense of such action, suit or proceeding pursuant to this Section 6.2(a), the Indemnified Party shall be entitled to agree to a settlement of, or the entry of any judgment arising from, such action, suit or proceeding, after giving notice of the same to the Stockholder Representatives, on such terms as the Indemnified Party in good faith may deem appropriate.

                  (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give a written notification (a "CLAIM NOTICE") to the Stockholder Representatives which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred as a result of any final, unappealable judgment, settlement or acknowledgment of the Stockholder Representatives or reasonably expected to be incurred by the Indemnified Party as a result of such claim, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

                  (c) Within 20 days after delivery of a Claim Notice, the Stockholder Representatives shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Stockholder Representatives shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a cash payment equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case the Response shall be accompanied by a cash payment equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Stockholder Representatives in the Response contest the payment of all or part of the Claimed Amount, the Stockholder Representatives and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a "DISPUTE").

                  (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Stockholder Representatives and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60- day period, the Stockholder Representatives and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance), including without limitation one administered by the American Arbitration Association or the Center for Public Resources (the "ADR PROCEDURE"). In the event the Stockholder Representatives and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.2(d) shall not obligate the Stockholder Representatives and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Stockholder Representatives and the Indemnified Party agree to pursue an ADR Procedure, neither the Stockholder Representatives nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Stockholder Representatives and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Stockholder Representatives, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Stockholder Representatives and the Indemnified Party shall be shared equally by the Indemnifying Parties and the Indemnified Party.

                  (e) Each Company Stockholder irrevocably agrees that the Stockholder Representatives shall have full power and authority on behalf of each Company Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VI, including, without limitation, the power and authority to agree to, negotiate, enter into settlements of and demand arbitration of any claim made under this Article VI. A written decision, act, consent or instruction of a majority of the Stockholder Representatives shall constitute a decision of the Stockholder Representatives and all Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and the Buyer may rely upon any written decision, act, consent or instruction of a majority of the Stockholder Representatives as being the decision, act, consent or instruction of the Stockholder Representatives and each and every such Company Stockholder. The Buyer is hereby relieved from any liability to any Company Stockholder for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. The Stockholder Representatives shall have no liability to any Company Stockholder for any action taken or omitted on behalf of the Company Stockholders pursuant to this Article VI.

         6.3 SURVIVAL. All representations and warranties contained in this Agreement, the Company Certificate and the Buyer Certificate (including, without limitation, those set forth in Section 2.8) shall survive the execution and delivery hereof and the Closing and continue until the first anniversary of the Closing Date and shall not be affected by any examination made for or on behalf of any Party or the knowledge of any of the Party's officers, directors, stockholders, employees or agents; provided that the representations and warranties set forth in Sections 2.2(b) and 2.35 (and the portion of the Company Certificate relating thereto) shall survive the Closing without limitation. If an Indemnified Party delivers to the Stockholder Representatives before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitely withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Stockholder Representatives.

         6.4      LIMITATIONS.

                  (a) Notwithstanding anything to the contrary herein, (i) the Indemnifying Parties shall be liable under this Article VI for only that portion of the aggregate Damages which exceeds $200,000, and (ii) the maximum liability of the Company Stockholders hereunder shall not exceed $4,900,000; provided that the limitation set forth in clause (ii) above shall be deemed to be $49,000,000 for purposes of a claim pursuant to Section 6.1 relating to a breach of the representations and warranties set forth in Sections 2.2(b), 2.8 or 2.35 (or the portion of the Company Certificate relating thereto). For purposes solely of this Article VI, all representations and warranties in Article II (other than Section 2.32) shall be construed as if the terms "material" and references to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

                  (b) Except with respect to claims based on fraud on behalf of the Company or the Company Stockholders, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any representation or warranty contained in this Agreement.

                  (c) No Company Stockholder, in its capacity as such, shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations or warranties contained in this Agreement.

                  (d) The amount of any Damages of any Indemnified Party shall be determined net of any United States or foreign federal, state or local income Tax benefit realized by the Indemnified Party as a result of the incurrence of such Damages (net of any increased tax liability that results from the receipt of such indemnity payment) and shall be reduced by any amount received by the Indemnified Party under any insurance policy with respect to the matter giving rise to such Damages.


                                   ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent; or

                  (b) the Buyer or the Company may terminate this Agreement if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the condition set forth in Sections 5.1(c) or (d) (in the case of termination by the Buyer) or Section 5.2(c) or (d) (in the case of termination by the Company) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party; or

                  (c) the Buyer or the Transitory Subsidiary may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before September 30, 1998 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement); or

                  (d) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before September 30, 1998 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Company or the Company Stockholders of any representation, warranty, covenant or agreement contained in this Agreement); or

                  (e) the Buyer or the Transitory Subsidiary may terminate this Agreement by giving written notice to the Company if at any time prior to the date of Closing, the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, or taken by condemnation or eminent domain, in each case, to such extent that Quill is entitled to terminate the Quill Lease; or

                  (f) this Agreement shall be deemed terminated if and when the Merger Agreement is terminated.

         7.2 EFFECT OF TERMINATION. If this Agreement terminates pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for a willful breach of this Agreement).


                                  ARTICLE VIII

                                 APPORTIONMENTS

         8.1 TAXES AND UTILITIES. All utilities, real estate taxes, assessments and other municipal charges (including betterment assessments) affecting the Property and not the responsibility of Quill under the Quill Lease, if any (the "TAXES AND UTILITIES AMOUNT"), shall be pro-rated on a per diem basis as of the date of Closing, and the Purchase Price shall be adjusted pursuant to Section 1.5(i) to reflect such pro-ration.

         8.2 RENTS AND ADDITIONAL RENTS. Rents payable to the Company under the Quill Lease shall be pro-rated on a per diem basis as of the date of Closing (the "RENT PRORATION AMOUNT"), and the Purchase Price shall be adjusted pursuant to Section 1.5(i) to reflect such pro-ration.


                                   ARTICLE IX

                                OTHER AGREEMENTS

         9.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that the Buyer may make any public disclosure it believes in good faith is required by law or regulation or stock market rules (in which case the Buyer shall use its Reasonable Best Efforts to advise the Company of the proposed disclosure prior to making the disclosure).

         9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         9.5 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         If to the Company or a             Milbro, Inc.
         Company Stockholder:               475 Half Day Road
                                            Lincolnshire, IL  60069
                                            Attention: Jack Miller

         Copy to:                           Neal, Gerber & Eisenberg
                                            Two North LaSalle Street
                                            Chicago, Illinois 60602
                                            Attn: Charles Evans Gerber, Esq.

         If to the Stockholder              Jack Miller, Harvey L. Miller and
         Representatives:                   Arnold Miller
                                            475 Half Day Road
                                            Lincolnshire, IL  60069
                                            Attention: Jack Miller

         Copy to:                           Neal, Gerber & Eisenberg
                                            Two North LaSalle Street
                                            Chicago, Illinois 60602
                                            Attn: Charles Evans Gerber, Esq.

         If to the Buyer:                   Staples, Inc.
                                            One Research Drive
                                            Westborough, MA  01581
                                            Attention:  Secretary

         Copy to:                           Hale and Dorr LLP
                                            60 State Street
                                            Boston, MA  02109
                                            Attn:  Mark G. Borden, Esq.



         If to the Transitory Subsidiary:   Staples Illinois, Inc.
                                            One Research Drive
                                            Westborough, MA  01581
                                            Attention:  Secretary

         Copy to:                           Hale and Dorr LLP
                                            60 State Street
                                            Boston, MA  02109
                                            Attn:  Mark G. Borden, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

         9.9 AMENDMENTS AND WAIVERS. This Agreement may be amended at any time prior to the Effective Time by written agreement of all of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11 EXPENSES. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing to the contrary, the Party, as between Buyer and the Sellers, that is customarily responsible for payment of transfer taxes, title insurance premiums and survey costs in the jurisdiction in which the Property is located, shall be responsible for payment of any and all such taxes, premiums and costs payable in connection with the transactions contemplated under this Agreement. If any such taxes, premiums or costs payable by the Sellers in accordance with the immediately preceding sentence have not been paid prior to the Closing (the aggregate of such amounts, if any, the "EXPENSE AMOUNT"), the Purchase Price shall be reduced by the Expense Amount pursuant to Section 1.5(i), and the Buyer and/or the Surviving Corporation shall be responsible for the payment of such amounts at or following the Closing.

         9.12 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.14 FURTHER ASSURANCES. Each of the Parties agrees to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby.

         9.15 TRUSTEE EXCULPATION. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amount required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the Parties by their execution hereof (provided that this shall not be construed to release the trust of any such liability).


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                           THE BUYER

                                             STAPLES, INC.


                                             By: /s/ John J. Mahoney
                                                 -------------------------------
                                             Title:_____________________________

                                           THE TRANSITORY SUBSIDIARY

                                             STAPLES ILLINOIS, INC.


                                             By: /s/ John J. Mahoney
                                                 -------------------------------
                                             Title:_____________________________

                                           THE COMPANY

                                             MILBRO, INC.


                                             By: /s/ Jack Miller
                                                 -------------------------------
                                             Title: /s/ President
                                                    ----------------------------

                                           THE COMPANY STOCKHOLDERS

                                             JACK MILLER TRUST DATED
                                              JANUARY 18, 1984


                                             By: /s/ Jack Miller
                                                 -------------------------------
                                                 Jack Miller, Trustee

                                             HARVEY L. MILLER TRUST DATED
                                              JANUARY 31, 1983


                                             By: /s/ Harvey L. Miller
                                                 -------------------------------
                                                 Harvey L. Miller, Trustee



                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
           AMONG STAPLES, INC., MILBRO, INC. AND OTHER PARTIES THERETO

         The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.


                                            /s/ Peter Schwarzenbach
                                            ------------------------------------
                                            Secretary

         The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.


                                            /s/ Harvey L. Miller
                                            ------------------------------------
                                            Secretary







                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
           AMONG STAPLES, INC., MILBRO, INC. AND OTHER PARTIES THERETO